Exhibit 10.5

HENVEY INLET CONSENT AND ROFO AGREEMENT
THIS HENVEY INLET CONSENT AND ROFO AGREEMENT (the “Agreement”) is made as of October 1st, 2019,
B E T W E E N:
PUBLIC SECTOR PENSION INVESTMENT BOARD, an Entity having its registered office at 1250 Rene-Levesque Blvd. West, Suite 1400, Montreal, Quebec, H3B 5E9, Canada (hereinafter referred to as “PSP”),
– and –
PATTERN ENERGY GROUP INC., a Delaware corporation having its principal executive offices at 1088 Sansome St., San Francisco, California, 94111, United States (hereinafter referred to as “PEGI”).
WHEREAS PEGI and PSP are parties to that certain joint venture agreement dated as of June 16, 2017 (the “JVA”) pursuant to which they agreed to jointly own certain assets acquired through PEGI’s rights of first offer with Pattern Development 1.0 and Pattern Development 2.0 pursuant to the Purchase Rights Agreements;
AND WHEREAS pursuant to the applicable Purchase Rights Agreement, Pattern Development 1.0 desires to sell, and PEGI desires to purchase, all of Pattern Development 1.0’s direct and indirect Equity Interests in the Henvey Inlet Project (the “Henvey Transaction”);
AND WHEREAS the Henvey Inlet Project is a Covered Subject Project Interest;
AND WHEREAS pursuant to Section 3.2(b) of the applicable Purchase Rights Agreement, the purchase and sale agreement in respect of the Henvey Transaction must be based on the form attached as Exhibit A to the Purchase Rights Agreement;
AND WHEREAS PEGI has advised PSP that the terms of the purchase and sale agreement for the Henvey Transaction will deviate materially from those contained in the prescribed form;
AND WHEREAS pursuant to Section 3.05 of the JVA, PEGI may not amend any Purchase Rights Agreements in any manner that is adverse in any respect to the PSP Co-Invest Rights without PSP’s prior written approval;
AND WHEREAS PSP is prepared to grant its approval for the Henvey Transaction subject to the terms and conditions of this Agreement;
NOW THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements of the parties contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), it is hereby agreed as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION
Section 1.01.    Definitions.
Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the JVA. In addition, the following terms shall have the following meanings, respectively:
“Equity Interests” means all shares, capital stock, partnership or limited liability company interests, membership interests, units, participations, distribution rights or similar equity interests issued by any Person, however designated;
“Henvey Inlet Project” means a 49.99% limited partner interest in Henvey Inlet Wind LP, a 50% interest in Henvey Inlet Wind GP Inc., a 49.99% limited partner interest in HIW Property Holdings LP, and a 50% interest in HIW Property Holdings GP Inc.
“PEGI Entity” means PEGI and any Affiliate of PEGI; and
“Transfer” means any direct or indirect transfer, assignment, sale or other disposition, whether through the direct or indirect transfer, assignment, sale or other disposition of Equity Interests or assets, by merger or otherwise; provided, however, that such term shall not include: (a) transfers, assignments, sales or other dispositions from a PEGI Entity to another PEGI Entity; (b) grants of security interests in or mortgages or liens in favor of a bona fide third party lender in the business of providing debt financing; or (c) transfers of any Equity Interests in any Person which directly or through any other Person, owns or leases material assets (other than the Equity Interests in the Henvey Inlet Project) or has material investments or material rights unrelated to the Henvey Inlet Project (such Person a “Substantive Company”), provided that if interests in the Henvey Inlet Project constitute more than one-fourth (1/4) of the unlevered fair market value of a Person which directly or indirectly holds an Equity Interest in the Henvey Inlet Project, such Person is deemed not to be a Substantive Company, and provided further that PSP’s rights under this Agreement shall remain in full force and effect following the transfer of the Equity Interests in such Substantive Company and the transferee executes such acknowledgements as PSP may reasonably require in the circumstances.
ARTICLE 2
CONSENT TO HENVEY TRANSACTION
Subject to the terms and conditions of this Agreement, PSP hereby grants its approval to the Henvey Transaction and waives its PSP Co-Invest Rights with respect thereto. For the avoidance of doubt, PEGI agrees that the foregoing waiver by PSP does not constitute a Joint Acquisition Declination for purposes of the JVA.
ARTICLE 3
RIGHT OF FIRST OFFER
Section 3.01.    Right of First Offer for Henvey Inlet.

For the term set forth in Section 3.03, PEGI hereby grants PSP a right of first offer on any proposed Transfer by any PEGI Entity of all or any portion of such PEGI Entity’s ownership interest in the Henvey Inlet Project in accordance with Section 3.02. PEGI will take all actions necessary to cause such right of first offer to be exercisable in accordance with this Article 3, including by causing each PEGI Entity to take any actions necessary to facilitate and enforce such exercise and to consummate the transactions contemplated by this Article 3.
Section 3.02.    Procedures for Right of First Offer.
(a)    In the event that any PEGI Entity proposes to Transfer all or any portion of its ownership interest in the Henvey Inlet Project, PEGI shall give PSP written notice within a commercially reasonable amount of time (that is intended to be sufficiently early to permit the parties to exercise their rights set forth in this Section 3.02) setting forth the details of the proposed Transfer, including the interest to be Transferred (the “Subject Project Interest”), the information referred to in Section 3.01(g) of the JVA and any other material terms of the proposed Transfer reasonably known or anticipated by PEGI (a “Project Transfer Notice”). The Subject Project Interest to be Transferred shall in no event be less than thirty percent (30%) of the PEGI Entities’ direct and indirect Equity Interests in the Henvey Inlet Project and, if the Subject Project Interest to be Transferred is greater than thirty percent (30%) of the PEGI Entities’ direct and indirect Equity Interests in the Henvey Inlet Project, then PSP shall, at the time it delivers an Offer Price, elect whether the Subject Project Interest shall equal (x) the percentage of the Subject Project Interest that PEGI offered to PSP in the Project Transfer Notice or (y) thirty percent (30%) (and if PSP fails to make such election, then the Subject Project Interest shall equal the percentage offered by PEGI).
(b)    Within 20 calendar days after delivery of a Project Transfer Notice (the “Offer Period”), PSP shall either: (i) deliver a written offer to PEGI to purchase the Subject Project Interest setting forth PSP’s offer price (an “Offer Price”) and other material terms and conditions on which PSP proposes to purchase such Subject Project Interest (an “Offer”) or (ii) deliver a written notice to PEGI that PSP will not make an Offer in response to the Project Transfer Notice (a “Declination”). Unless an Offer is rejected pursuant to written notice from PEGI delivered to PSP within thirty (30) calendar days following the delivery of an Offer (the “Acceptance Period”), such Offer shall be deemed to have been accepted by PEGI, and PSP shall have the right to acquire the Subject Project Interest, and PEGI shall transfer the Subject Project Interest to PSP, on the terms set forth in such Offer, and subject to documentation reasonably agreed between the parties generally based on the Form Joint Acquisition PSA with such modifications as needed to reflect the then-current status of the project and PEGI’s role as seller.
(c)    In the event that (i) PEGI rejects an Offer by delivering notice thereof to PSP before the expiration of the Acceptance Period, (ii) PSP fails to deliver either an Offer or a Declination or delivers a Declination, in each case before the expiration of the Offer Period, PEGI shall, subject to the restrictions in this Section 3.02(c), be entitled to Transfer the applicable Subject Project Interest to any Person; provided, however, that PEGI shall not provide any material information with respect to the applicable Subject Project Interest that was in existence at the date of the Transfer Notice to any actual or potential transferee of such Subject Project Interest that was not provided to PSP together with the Project Transfer Notice. In the event that PSP has previously delivered an Offer in respect of the Subject Project Interest which offer was rejected by PEGI, PEGI shall only be permitted to Transfer the Subject Project Interest to a party that is not PSP (A) if it consummates a Transfer to such third party prior to the fifteen-month anniversary of date on which PEGI rejected the applicable offer (the “Offer Rejection Date”), (B) at a price greater than or equal to 110% of the applicable Offer Price; provided that if such party is a tax exempt Canadian Crown Corporation and as a result of such status the proceeds received by PEGI will be subject to incremental tax or tax withholding, for purposes of this clause (B) the price paid will be deemed decreased by the amount of such incremental tax or tax withholding, and (C) on other terms and conditions that are not materially less favorable to PEGI than the terms and conditions set forth in the applicable Offer. If PEGI does not consummate the Transfer within the fifteen-month period following the Offer Rejection Date, then PEGI shall notify PSP of that fact, and PSP shall have the option, but not the obligation, to purchase the applicable Subject Project Interest at a price equal to 96% of the applicable Offer Price on the terms and conditions set forth in the applicable Offer, in accordance with the procedures set forth in the following sentence. Within 30 calendar days after receipt of such notice from PEGI, PSP shall either: (i) deliver a written notice to PEGI exercising such option to purchase the applicable Subject Project Interest, in which case PEGI shall transfer the Subject Project Interest to PSP at a price equal to 96% of the applicable Offer Price and on the other terms and conditions set forth in the applicable Offer, subject to documentation reasonably agreed between the parties based on the Form Joint Acquisition PSA or (ii) deliver a written notice to PEGI that PSP will not exercise such option; provided, that if PSP does not exercise such option within thirty (30) calendar days of receiving such notice from PEGI, then PSP will be deemed to have declined the option.
Section 3.03.    Term of Right of First Offer.
Section 3.01 and Section 3.02, including the obligations and rights of PEGI and PSP thereunder, shall survive until the earliest to occur of: (i) a Co-Investment Right Termination Event; and (ii) the date that is 30 months following the closing date of the Henvey Transaction; provided, however, that notwithstanding any termination or expiration of Section 3.01 and Section 3.02, if any Offer shall have been delivered prior to such termination or expiration, the obligations and rights of the parties with respect to the Subject Project Interest subject thereto shall survive until the applicable terms of Section 3.02 with respect thereto have been complied with and performed in full; and provided further, if PEGI and PSP mutually agree to terminate the JVA in accordance with the provisions of Section 5.09 of the JVA and no Project Transfer Notice has previously been delivered pursuant to Section 3.02(a), Section 3.01 and Section 3.02, including the obligations and rights of PEGI and PSP thereunder, shall continue in full force and effect.
Section 3.04.    PSP May Initiate PEGI Transfer.
If (i) no Co-Investment Right Termination Event has occurred and (ii) no Project Transfer Notice has previously been delivered pursuant to Section 3.02(a), in each case prior to the second (2nd) anniversary of the closing date of the Henvey Transaction, then PSP may, during the 6-month period following such second (2nd) anniversary, by notice in writing to PEGI, require PEGI to deliver a Project Transfer Notice in accordance with Section 3.02(a). Notwithstanding the preceding sentence, if PEGI and PSP mutually agree to terminate the JVA in accordance with the provisions of Section 5.09 of the JVA, this Section 3.04 shall terminate and be of no further force or effect.
Section 3.05.    Treatment as Co-Investment Amount.

Notwithstanding the waiver and consent provided in Article 2 of this Agreement, any purchase proceeds paid by PSP to PEGI hereunder shall be included in the calculation of the aggregate Co-Investment Amount as defined in the JVA and as used in the determination of whether a Co-Investment Right Termination Event has occurred pursuant to Section 3.04(a)(i) of the JVA.
ARTICLE 4
MISCELLANEOUS
Section 4.01.    Amendments; Extension; Waiver.
This Agreement may not be amended, altered or modified except by written instrument executed by both PEGI and PSP. The failure by either PEGI or PSP to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be waiver of any other or subsequent breach of non-compliance. The observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.
Section 4.02.    Rules of Construction.
The rules of construction set forth in Section 5.02 of the JVA shall apply mutatis mutandis to the interpretation of this Agreement.
Section 4.03.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement, the legal relations among the parties hereunder and the adjudication and the enforcement thereof, shall in all respects be governed by, and interpreted and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.
(b)    Each of the parties irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, for any Proceeding arising out of this Agreement or any transaction contemplated hereby. To the extent that service of process by mail is permitted by Applicable Law, each party irrevocably consents to the service of process in any Proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION THEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

Section 4.04.    Entire Agreement.
This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties hereto in connection with the subject matter hereof, except as specifically set forth herein.
Section 4.05.    Severability.
If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof and each provision is hereby declared to be separate, severable and distinct. To the extent that any provision is found to be invalid, illegal or unenforceable, the parties shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.
Section 4.06.    Notices.
Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in the manner described in Section 5.07 of the JVA provided that notices to PEGI shall be addressed as follows:
Pattern Energy Group Inc.
1088 Sansome Street
San Francisco, CA 94111

Attention:     General Counsel
Email:     generalcounsel@patternenergy.com

Section 4.07.    Successors and Assigns.
Except as otherwise provided herein, neither this Agreement nor any of the rights of any party hereunder may be assigned without the prior written consent of the other party. Either party may assign this Agreement or any of its rights hereunder to an Affiliate that holds or will hold, directly or indirectly, any interest in the Henvey Inlet Project, upon providing notice to the other party. Except as may otherwise be provided herein, all of the terms and provisions of this Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, executors, administrators, other personal Representatives, successors and permitted assigns.
Section 4.08.    Enforcement.
The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. Accordingly, the parties hereto acknowledge and agree that in the event of any breach or threatened breach of any of their respective covenants or obligations set forth in this Agreement, the non-breaching party be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.
Section 4.09.    Counterparts.
This Agreement may be executed by facsimile or .pdf format scanned signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together, be deemed an original, and shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the day and year first above written.

PATTERN ENERGY GROUP INC.
By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

PUBLIC SECTOR PENSION INVESTMENT BOARD
By:	/s/ Stephan Rupert
Name: Stephan Rupert
Title: Managing Director, Infrastructure Investments

By:	/s/ Michael Larkin
Name: Michael Larkin
Title: Director, Infrastructure Investments

[Signature Page - Henvey Inlet Consent and ROFO Agreement]